Exhibit 99.1

For Immediate Release | July 24, 2025 | Chico, California

TriCo Bancshares reports second quarter 2025 net income of $27.5 million, diluted EPS of $0.84

2Q25 Financial Highlights
•Net income was $27.5 million or $0.84 per diluted share as compared to $26.4 million or $0.80 per diluted share in the trailing quarter
•Net interest income (FTE) was $86.8 million, an increase of $4.0 million or 4.82% over the trailing quarter; net interest margin (FTE) was 3.88% in the recent quarter, an increase of 15 basis points over 3.73% in the trailing quarter
•Loan balances increased $138.2 million or 8.1% (annualized) from the trailing quarter and increased $216.5 million or 3.2% from the same quarter of the prior year
•Deposit balances increased $170.5 million or 8.3% (annualized) from the trailing quarter and increased $325.6 million or 4.0% from the same quarter of the prior year
•Average yield on earning assets was 5.21%, an increase of 6 basis points over the 5.15% in the trailing quarter; average yield on loans was 5.76%, an increase of 5 basis points over the 5.71% in the trailing quarter
•Non-interest bearing deposits averaged 30.6% of total deposits during the quarter
•The average cost of total deposits was 1.37%, a decrease of 6 basis points as compared to 1.43% in the trailing quarter, and a decrease of 8 basis points from 1.45% in the same quarter of the prior year

Executive Commentary:

“Growth was certainly the highlight of the quarter with new and expanded relationships being adding for both loans and deposits. We expect this balance sheet growth to further drive the expansion of net interest income through the remainder of 2025. Our credit quality remains strong, and we remain confident that our overall portfolio will continue to perform consistent with our historically high standards,” said Rick Smith, President and CEO.

Peter Wiese, EVP and CFO added, “Our net interest margin outlook remains stable with continued earning asset yield and funding cost improvements leading to additional net interest income growth. While personnel cost increases during the quarter were largely the result of increased production volumes, the Company's overall efficiency ratio declined and we remain focused on continued improvement in operating leverage.”

Selected Financial Highlights
•For the quarter ended June 30, 2025, the Company’s return on average assets was 1.13%, while the return on average equity was 8.68%; for the trailing quarter ended March 31, 2025, the Company’s return on average assets was 1.09%, while the return on average equity was 8.54%
•Diluted earnings per share were $0.84 for the second quarter of 2025, compared to $0.80 for the trailing quarter and $0.87 during the second quarter of 2024
•The loan to deposit ratio was 83.08% as of June 30, 2025, as compared to 83.13% for the trailing quarter end
•The efficiency ratio was 59.00% for the quarter ended June 30, 2025, as compared to 60.42% for the trailing quarter
•The provision for credit losses was approximately $4.7 million during the quarter ended June 30, 2025, as compared to $3.7 million during the trailing quarter end. The change was attributed to an increase in required reserves totaling $2.8 million on individually evaluated loans and an increase of $1.7 million general reserves, which was primary attributed to loan growth
•The allowance for credit losses (ACL) to total loans was 1.79% as of June 30, 2025, compared to 1.88% as of the trailing quarter end, and 1.83% as of June 30, 2024. Non-performing assets to total assets were 0.68% on June 30, 2025, as compared to 0.59% as of March 31, 2025, and 0.36% at June 30, 2024. At June 30, 2025, the ACL represented 192% of non-performing loans

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended June 30, 2025, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	June 30, 2025	March 31, 2025
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$86,519	$82,542	$3,977	4.8%
Provision for credit losses	(4,665)	(3,728)	(937)	25.1%
Noninterest income	17,090	16,073	1,017	6.3%
Noninterest expense	(61,131)	(59,585)	(1,546)	2.6%
Provision for income taxes	(10,271)	(8,939)	(1,332)	14.9%
Net income	$27,542	$26,363	$1,179	4.5%
Diluted earnings per share	$0.84	$0.80	$0.04	5.0%
Dividends per share	$0.33	$0.33	$—	—%
Average common shares	32,757	32,953	(196)	(0.6)%
Average diluted common shares	32,936	33,129	(193)	(0.6)%
Return on average total assets	1.13%	1.09%
Return on average equity	8.68%	8.54%
Efficiency ratio	59.00%	60.42%

	Three months ended June 30,
(dollars and shares in thousands, except per share data)	2025	2024	$ Change	% Change
Net interest income	$86,519	$81,997	$4,522	5.5%
Provision for credit losses	(4,665)	(405)	(4,260)	1,051.9%
Noninterest income	17,090	15,866	1,224	7.7%
Noninterest expense	(61,131)	(58,339)	(2,792)	4.8%
Provision for income taxes	(10,271)	(10,085)	(186)	1.8%
Net income	$27,542	$29,034	$(1,492)	(5.1)%
Diluted earnings per share	$0.84	$0.87	$(0.03)	(3.4)%
Dividends per share	$0.33	$0.33	$—	—%
Average common shares	32,757	33,121	(364)	(1.1)%
Average diluted common shares	32,936	33,244	(308)	(0.9)%
Return on average total assets	1.13%	1.19%
Return on average equity	8.68%	9.99%
Efficiency ratio	59.00%	59.61%

	Six months ended June 30,
(dollars and shares in thousands)	2025	2024	$ Change	% Change
Net interest income	$169,061	$164,733	$4,328	2.6%
Provision for credit losses	(8,393)	(4,710)	(3,683)	78.2%
Noninterest income	33,163	31,637	1,526	4.8%
Noninterest expense	(120,716)	(114,843)	(5,873)	5.1%
Provision for income taxes	(19,210)	(20,034)	824	(4.1)%
Net income	$53,905	$56,783	$(2,878)	(5.1)%
Diluted earnings per share	$1.63	$1.70	$(0.07)	(4.1)%
Dividends per share	$0.66	$0.66	$—	—%
Average common shares	32,854	33,183	(329)	(1.0)%
Average diluted common shares	33,033	33,306	(273)	(0.8)%
Return on average total assets	1.11%	1.16%
Return on average equity	8.61%	9.74%
Efficiency ratio	59.69%	58.48%

Balance Sheet Data
Total loans outstanding were $7.0 billion as of June 30, 2025, an increase of $216.5 million or 3.2% over June 30, 2024, and an increase of $138.2 million or 8.1% annualized as compared to the trailing quarter ended March 31, 2025. Investments decreased by $42.2 million and $149.1 million for the three and twelve month periods ended June 30, 2025, respectively, and ended the quarter with a balance of $1.94 billion or 19.5% of total assets. Quarterly average earning assets to quarterly total average assets was 91.8% on June 30, 2025, compared to 92.0% at June 30, 2024. The loan-to-deposit ratio was 83.1% on June 30, 2025, as compared to 83.8% at June 30, 2024. The Company did not utilize brokered deposits during 2025 or 2024 and continues to rely on organic deposit customers to fund cash flow timing differences.
Total shareholders' equity increased by $11.3 million during the quarter ended June 30, 2025, as net income of $27.5 million and a $9.0 million decrease in accumulated other comprehensive losses were partially offset by $10.7 million in cash dividends on common stock and $14.8 million in share repurchase activity. As a result, the Company’s book value increased to $38.92 per share at June 30, 2025, compared to $38.17 at March 31, 2025. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $29.40 per share at June 30, 2025, as compared to $28.73 at March 31, 2025. Changes in the fair value of available-for-sale investment securities, net of deferred taxes, continue to create moderate levels of volatility in tangible book value per share.

Trailing Quarter Balance Sheet Change
Ending balances	June 30, 2025	March 31, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,923,983	$9,819,599	$104,384	4.3%
Total loans	6,958,993	6,820,774	138,219	8.1
Total investments	1,936,954	1,979,116	(42,162)	(8.5)
Total deposits	8,375,809	8,205,332	170,477	8.3
Total other borrowings	17,788	91,706	(73,918)	(322.4)
Loans outstanding increased by $138.2 million or 8.1% on an annualized basis during the quarter ended June 30, 2025. During the quarter, loan originations/draws totaled approximately $457.7 million while payoffs/repayments of loans totaled $329.3 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $357.5 million and $321.3 million, respectively. Origination volume was elevated relative to recent quarters as interest rates have contracted from the highs experienced in early 2025, and the macro-economic outlook continues to improve for borrowers following the passage of tax and spending legislation that is expected to promote continued economic expansion, in addition to progress toward finalizing tariff policies with our largest trade partners. The activity within loan payoffs/repayments remains spread amongst numerous borrowers, regions and loan types.
Investment security balances decreased $42.2 million or 8.5% on an annualized basis during the quarter as a result of net prepayments/maturities of $64.5 million, partially offset by net increases in the market value of securities of $12.8 million and purchases of $10.2 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.

Deposit balances increased by $170.5 million or 8.3% annualized during the period, primarily due to increases in demand and savings deposit accounts. Other borrowings decreased by $73.9 million or 322.4% during the quarter following the repayment of all short-term FHLB advances.

Average Trailing Quarter Balance Sheet Change
Quarterly average balances for the period ended	June 30, 2025	March 31, 2025		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,778,834	$9,808,216	$(29,382)	(1.2)%
Total loans	6,878,186	6,776,188	101,998	6.0
Total investments	1,951,390	2,024,668	(73,278)	(14.5)
Total deposits	8,222,982	8,195,793	27,189	1.3
Total other borrowings	22,707	89,465	(66,758)	(298.5)

Year Over Year Balance Sheet Change
Ending balances	As of June 30,			% Change
(dollars in thousands)	2025	2024	$ Change
Total assets	$9,923,983	$9,741,399	$182,584	1.9%
Total loans	6,958,993	6,742,526	216,467	3.2
Total investments	1,936,954	2,086,090	(149,136)	(7.1)
Total deposits	8,375,809	8,050,230	325,579	4.0
Total other borrowings	17,788	247,773	(229,985)	(92.8)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the second quarter was 5.76%, an increase of 5 basis points from 5.71% as of the trailing quarter end and a decrease of 6 basis points as compared to 5.82% for the period ended June 30, 2024. The tax equivalent yield on the Company's investment security portfolio was 3.30% for the quarter ended June 30, 2025, a decrease of 12 basis points from the 3.42% for the three months ended June 30, 2024, and 9 basis points from the trailing quarter end of 3.39%. The cost of total interest-bearing deposits decreased by 17 basis points, while the costs of total interest-bearing liabilities decreased by 34 basis points, respectively, between the three-month periods ended June 30, 2025 and 2024. As compared to the trailing quarter, interest-bearing deposits declined by 9 basis points and interest-bearing liabilities declined by 13 basis points. There were no changes to short-term rates by the FOMC during the current quarter, following 100 basis points in cuts during the fourth quarter in 2024. The fully tax-equivalent net interest income and net interest margin was $86.8 million and 3.88%, respectively, for the quarter ended June 30, 2025, and was $82.8 million and 3.73%, respectively, for the quarter ended March 31, 2025. More specifically, the net interest rate spread improved by 19 basis points to 3.16% for the quarter ended June 30, 2025, as compared to the trailing quarter, while the net interest margin increased by 15 basis points to 3.88% over the same period.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of June 30, 2025, March 31, 2025, and June 30, 2024, deposits priced utilizing these customized strategies totaled $1.0 billion, $0.9 billion, and $1.4 billion and carried weighted average rates of 3.38%, 3.43% and 3.80%, respectively.

	Three months ended
	June 30, 2025	March 31, 2025
(dollars in thousands)			Change	% Change
Interest income	$116,361	$114,077	$2,284	2.0%
Interest expense	(29,842)	(31,535)	1,693	(5.4)%
Fully tax-equivalent adjustment (FTE) (1)	264	265	(1)	(0.4)%
Net interest income (FTE)	$86,783	$82,807	$3,976	4.8%
Net interest margin (FTE)	3.88%	3.73%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,247	$1,995	$(748)	(37.5)%
Net interest margin less effect of acquired loan discount accretion(1)	3.82%	3.64%	0.18%

	Three months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$116,361	$117,032	$(671)	(0.6)%
Interest expense	(29,842)	(35,035)	5,193	(14.8)%
Fully tax-equivalent adjustment (FTE) (1)	264	275	(11)	(4.0)%
Net interest income (FTE)	$86,783	$82,272	$4,511	5.5%
Net interest margin (FTE)	3.88%	3.68%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,247	$850	$397	46.7%
Net interest margin less effect of acquired loan discount accretion(1)	3.82%	3.64%	0.18%

	Six months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
Interest income	$230,438	$232,449	$(2,011)	(0.9)%
Interest expense	(61,377)	(67,716)	6,339	(9.4)%
Fully tax-equivalent adjustment (FTE) (1)	529	550	(21)	(3.8)%
Net interest income (FTE)	$169,590	$165,283	$4,307	2.6%
Net interest margin (FTE)	3.81%	3.68%

Acquired loans discount accretion, net:
Amount (included in interest income)	$3,242	$2,182	$1,060	48.6%
Net interest margin less effect of acquired loan discount accretion(1)	3.73%	3.63%	0.10%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP)

measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.

Analysis Of Change In Net Interest Margin On Earning Assets

	Three months ended			Three months ended			Three months ended
	June 30, 2025			March 31, 2025			June 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,878,186	$98,695	5.76%	$6,776,188	$95,378	5.71%	$6,792,303	$98,229	5.82%
Investments-taxable	1,818,814	14,921	3.29%	1,891,280	15,752	3.38%	2,003,124	17,004	3.41%
Investments-nontaxable (1)	132,576	1,143	3.46%	133,388	1,149	3.49%	138,167	1,190	3.46%
Total investments	1,951,390	16,064	3.30%	2,024,668	16,901	3.39%	2,141,291	18,194	3.42%
Cash at Fed Reserve and other banks	144,383	1,866	5.18%	206,591	2,063	4.05%	68,080	884	5.22%
Total earning assets	8,973,959	116,625	5.21%	9,007,447	114,342	5.15%	9,001,674	117,307	5.24%
Other assets, net	804,875			800,769			780,554
Total assets	$9,778,834			$9,808,216			$9,782,228
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,804,856	$6,076	1.35%	$1,830,315	$6,221	1.38%	$1,769,370	$6,215	1.41%
Savings deposits	2,799,470	12,246	1.75%	2,730,262	12,198	1.81%	2,673,272	12,260	1.84%
Time deposits	1,102,025	9,716	3.54%	1,120,843	10,446	3.78%	1,016,190	10,546	4.17%
Total interest-bearing deposits	5,706,351	28,038	1.97%	5,681,420	28,865	2.06%	5,458,832	29,021	2.14%
Other borrowings	22,707	92	1.63%	89,465	969	4.39%	325,604	4,118	5.09%
Junior subordinated debt	101,236	1,712	6.78%	101,201	1,701	6.82%	101,128	1,896	7.54%
Total interest-bearing liabilities	5,830,294	29,842	2.05%	5,872,086	31,535	2.18%	5,885,564	35,035	2.39%
Noninterest-bearing deposits	2,516,631			2,514,373			2,565,609
Other liabilities	158,817			169,763			161,731
Shareholders’ equity	1,273,092			1,251,994			1,169,324
Total liabilities and shareholders’ equity	$9,778,834			$9,808,216			$9,782,228
Net interest rate spread (1) (2)			3.16%			2.97%			2.85%
Net interest income and margin (1) (3)		$86,783	3.88%		$82,807	3.73%		$82,272	3.68%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2025, increased $4.0 million or 4.8% to $86.8 million compared to $82.8 million during the three months ended March 31, 2025. Net interest margin totaled 3.88% for the three months ended June 30, 2025, an increase of 15 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $2.3 million improvement in interest income on earning assets, led by elevated loan income totaling $3.3 million, primarily related to the benefit from new originations and fee income from increased refinance activity. The net interest margin was further enhanced by reductions in interest expense on interest-bearing liabilities of $1.7 million as compared to the trailing quarter, primarily attributed to a decrease of $0.8 million in deposit interest expense and $0.9 million in other borrowings expense.

As compared to the same quarter in the prior year, average loan yields decreased 6 basis points from 5.82% during the three months ended June 30, 2024, to 5.76% during the three months ended June 30, 2025. The accretion of discounts from acquired loans added 8 basis points and 5 basis points to loan yields during the quarters ended June 30, 2025 and June 30, 2024, respectively. The cost of interest-bearing deposits decreased by 17 basis points between the quarter ended June 30, 2025, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $49.0 million from the three-month average for the period ended June 30, 2024, amidst a continued migration of customer funds to interest-bearing products.

For the quarter ended June 30, 2025, the ratio of average total noninterest-bearing deposits to total average deposits was 30.6%, as compared to 30.7% and 32.0% for the quarters ended March 31, 2025 and June 30, 2024, respectively.

Prior to September 30, 2025, management anticipates providing notice of and repayment to the holders of the North Valley Trust II, III and IV as well as the VRB Subordinated debt issued by TriCo, which had a total face value of $57.7 million, recorded book value of $60.0 million, and weighted average rate of 6.54% as of June 30, 2025.

	Six months ended June 30, 2025			Six months ended June 30, 2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$6,827,469	$194,073	5.73%	$6,789,072	$194,713	5.77%
Investments-taxable	1,851,439	30,673	3.34%	2,065,412	34,833	3.39%
Investments-nontaxable (1)	132,980	2,292	3.48%	138,534	2,382	3.46%
Total investments	1,984,419	32,965	3.35%	2,203,946	37,215	3.40%
Cash at Fed Reserve and other banks	175,315	3,929	4.52%	41,229	1,071	5.22%
Total earning assets	8,987,203	230,967	5.18%	9,034,247	232,999	5.19%
Other assets, net	806,241			784,765
Total assets	$9,793,444			$9,819,012
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,817,515	$12,297	1.36%	$1,740,107	$11,162	1.29%
Savings deposits	2,765,057	24,444	1.78%	2,662,595	23,159	1.75%
Time deposits	1,111,382	20,162	3.66%	914,042	18,229	4.01%
Total interest-bearing deposits	5,693,954	56,903	2.02%	5,316,744	52,550	1.99%
Other borrowings	55,902	1,061	3.83%	455,150	11,496	5.08%
Junior subordinated debt	101,219	3,413	6.80%	101,117	3,670	7.30%
Total interest-bearing liabilities	5,851,075	61,377	2.12%	5,873,011	67,716	2.32%
Noninterest-bearing deposits	2,515,508			2,605,999
Other liabilities	164,259			168,044
Shareholders’ equity	1,262,602			1,171,958
Total liabilities and shareholders’ equity	$9,793,444			$9,819,012
Net interest rate spread (1) (2)			3.06%			2.87%
Net interest income and margin (1) (3)		$169,590	3.81%		$165,283	3.68%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of June 30, 2025, the Company's loan portfolio consisted of approximately $7.0 billion in outstanding principal with a weighted average coupon rate of 5.57%. During the three-month periods ending June 30, 2025, March 31, 2025, and June 30, 2024, the weighted average coupon on loan production in the quarter was 6.87%, 6.96% and 7.98%, respectively. Included in the June 30, 2025 total loans balance are adjustable rate loans totaling $4.5 billion, of which $0.9 billion are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $282.8 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended June 30, 2025, the Company recorded a provision for credit losses of $4.7 million, as compared to $3.7 million during the trailing quarter, and $0.4 million during the second quarter of 2024.

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Addition to allowance for credit losses	$4,525	$2,663	$335	$7,188	$4,350
Addition to reserve for unfunded loan commitments	140	1,065	70	1,205	360
Total provision for credit losses	$4,665	$3,728	$405	$8,393	$4,710

	Three Months Ended June 30,		Six months ended June 30,
(dollars in thousands)	2025	2024	2025	2024
Balance, beginning of period	$128,423	$124,394	$125,366	$121,522
Provision for credit losses	4,525	335	7,188	4,350
Loans charged-off	(8,595)	(1,610)	(8,969)	(2,885)
Recoveries of previously charged-off loans	102	398	870	530
Balance, end of period	$124,455	$123,517	$124,455	$123,517
The allowance for credit losses (ACL) was $124.5 million or 1.79% of total loans as of June 30, 2025. The provision for credit losses on loans of $4.5 million recorded during the current quarter resulted from a net increase of $2.9 million in reserves on individually evaluated loans or loan relationships, in addition to a net increase of $1.6 million in general reserves. The charge-offs incurred during the quarter ended June 30, 2025, were primarily related to non-performing relationships which had been fully reserved for by Management on an individual basis in previous quarters.
The $2.9 million increase in individually evaluated reserves was largely attributed to changes in observable market valuations associated with agricultural real estate despite what appears to be a stable water supply and improving commodity prices for the crops associated with collateral for these loans. Management believes the provisioning for this individually analyzed relationship is sufficient relative to expected future losses, if any.
The $1.6 million recorded for general reserves is primarily attributed to net loan growth for the quarter of approximately $138.2 million. Additionally, Management notes that economic indicators through the end of the current quarter, as well as actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, and generally consistent with the trailing period ended March 31, 2025, which is aligned with the Company's direct experiences with borrowers. Steepening of the yield curve or actions by the Federal Reserve to cut rates during 2025 and beyond may help further improve this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, geopolitical policy risks remain elevated, which may lead to further negative effects on domestic economic outcomes. The uncertainties related to the nature, duration and potential economic impact of proposed tariffs, while modestly improved since the period ended March 31, 2025, continue to present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, in conjunction with most economists' belief that tariffs may have a generally unfavorable impact on the economy as a whole, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.

(dollars in thousands)	As of June 30, 2025	% of Loans Outstanding	As of March 31, 2025	% of Loans Outstanding	As of June 30, 2024	% of Loans Outstanding
Risk Rating:
Pass	$6,751,005	97.01%	$6,582,345	96.50%	$6,536,223	96.94%
Special Mention	73,215	1.05%	106,243	1.56%	101,324	1.50%
Substandard	134,773	1.94%	132,186	1.94%	104,979	1.56%
Total	$6,958,993	100.00%	$6,820,774	100.00%	$6,742,526	100.00%

Classified loans to total loans	1.94%		1.94%		1.56%
Loans past due 30+ days to total loans	0.62%		0.66%		0.45%
ACL to non-performing loans	192.11%		234.12%		376.87%
The ratio of classified loans to total loans of 1.94% as of June 30, 2025, was unchanged from March 31, 2025, and increased 38 basis points from the comparative quarter ended 2024. The change in classified loans outstanding as compared to the trailing quarter represented an increase of $2.6 million. While the increase is concentrated within commercial real estate farmland, the corresponding loans are current as of the reporting date with no history of delinquency.
Loans past due 30 days or more decreased by $1.8 million during the quarter ended June 30, 2025, to $43.0 million, as compared to $44.8 million at March 31, 2025. The majority of loans identified as past due are well-secured by collateral, and approximately $12.4 million are less than 90 days delinquent.
Non-performing loans increased by $9.9 million during the quarter ended June 30, 2025 to $64.8 million as compared to $54.9 million at March 31, 2025. As noted above, this increase is concentrated within commercial real estate farmland and management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. We anticipate that these actionable strategies will further benefit from the continued improvement in agricultural commodity prices, stable water supply, and growing crop demand. Of the $64.8 million loans designated as non-performing as of June 30, 2025, approximately $27.8 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of June 30, 2025, other real estate owned consisted of 9 properties with a carrying value of approximately $2.7 million, consistent with March 31, 2025. Non-performing assets of $67.5 million at June 30, 2025, represented 0.68% of total assets, a change from $57.5 million or 0.59% and $35.3 million or 0.36% as of March 31, 2025 and June 30, 2024, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of June 30, 2025		As of March 31, 2025		As of June 30, 2024
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$40,921	1.68%	$39,670	1.68%	$37,155	1.66%
CRE - Owner Occupied	11,578	1.16%	12,169	1.23%	15,873	1.67%
Multifamily	15,097	1.47%	15,604	1.52%	15,973	1.60%
Farmland	6,888	2.60%	4,737	1.81%	4,031	1.52%
Total commercial real estate loans	74,484	1.57%	72,180	1.56%	73,032	1.64%
Consumer:
SFR 1-4 1st Liens	11,135	1.31%	10,996	1.29%	14,604	1.65%
SFR HELOCs and Junior Liens	12,021	3.08%	11,650	3.12%	10,087	2.91%
Other	2,162	4.49%	2,893	5.19%	2,983	4.30%
Total consumer loans	25,318	1.96%	25,539	1.99%	27,674	2.13%

Commercial and Industrial	10,024	2.14%	17,561	3.84%	12,128	2.21%
Construction	10,995	3.61%	10,346	3.47%	7,466	2.63%
Agricultural Production	3,609	2.24%	2,768	1.91%	3,180	2.27%
Leases	25	0.44%	28	0.44%	37	0.44%
Allowance for credit losses	124,455	1.79%	128,422	1.88%	123,517	1.83%
Reserve for unfunded loan commitments	7,205		7,065		6,210
Total allowance for credit losses	$131,660	1.89%	$135,487	1.99%	$129,727	1.92%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of June 30, 2025, the unamortized discount associated with acquired loans totaled $17.0 million, which, when combined with the total allowance for credit losses above, represents 2.14% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	Change	% Change
ATM and interchange fees	$6,590	$6,106	$484	7.9%
Service charges on deposit accounts	5,189	4,914	275	5.6%
Other service fees	1,485	1,359	126	9.3%
Mortgage banking service fees	438	439	(1)	(0.2)%
Change in value of mortgage servicing rights	(52)	(140)	88	(62.9)%
Total service charges and fees	13,650	12,678	972	7.7%
Increase in cash value of life insurance	842	820	22	2.7%
Asset management and commission income	1,635	1,488	147	9.9%
Gain on sale of loans	503	344	159	46.2%
Lease brokerage income	50	66	(16)	(24.2)%
Sale of customer checks	318	345	(27)	(7.8)%
(Loss) gain on sale or exchange of investment securities	4	(1,146)	1,150	100.3%
(Loss) gain on marketable equity securities	8	39	(31)	(79.5)%
Other income	80	1,439	(1,359)	(94.4)%
Total other non-interest income	3,440	3,395	45	1.3%
Total non-interest income	$17,090	$16,073	$1,017	6.3%

Total non-interest income increased $1.0 million or 6.3% to $17.1 million during the three months ended June 30, 2025, compared to $16.1 million during the quarter ended March 31, 2025. Growth in deposit balances and related transactional activities during the quarter contributed to elevated interchange fees and services charges income, which increased by $0.9 million as compared to the trailing quarter. In the trailing quarter, two significant non-recurring events impacted financials, including $1.2 million in losses related to the sale of investment securities on proceeds of $30.0 million, offset by excess cash flows from death benefit proceeds of $1.2 million recorded within other income.

	Three months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$6,590	$6,372	$218	3.4%
Service charges on deposit accounts	5,189	4,847	342	7.1%
Other service fees	1,485	1,286	199	15.5%
Mortgage banking service fees	438	438	—	—%
Change in value of mortgage servicing rights	(52)	(147)	95	64.6%
Total service charges and fees	13,650	12,796	854	6.7%
Increase in cash value of life insurance	842	831	11	1.3%
Asset management and commission income	1,635	1,359	276	20.3%
Gain on sale of loans	503	388	115	29.6%
Lease brokerage income	50	154	(104)	(67.5)%
Sale of customer checks	318	301	17	5.6%
(Loss) gain on sale or exchange of investment securities	4	(45)	49	108.9%
(Loss) gain on marketable equity securities	8	(121)	129	106.6%
Other income	80	203	(123)	(60.6)%
Total other non-interest income	3,440	3,070	370	12.1%
Total non-interest income	$17,090	$15,866	$1,224	7.7%
Non-interest income increased $1.2 million or 7.7% to $17.1 million during the three months ended June 30, 2025, compared to $15.9 million during the comparative quarter ended June 30, 2024. Elevated activity and volume of assets under management drove an increase of $0.3 million or 20.3% in asset management and commission income for the period ended June 30, 2025 as compared to the same period in 2024. All other notable changes in non-interest income during the current quarter are described above.

	Six months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
ATM and interchange fees	$12,696	$12,541	$155	1.2%
Service charges on deposit accounts	10,103	9,510	593	6.2%
Other service fees	2,844	2,652	192	7.2%
Mortgage banking service fees	877	866	11	1.3%
Change in value of mortgage servicing rights	(192)	(136)	(56)	(41.2)%
Total service charges and fees	26,328	25,433	895	3.5%
Increase in cash value of life insurance	1,662	1,634	28	1.7%
Asset management and commission income	3,123	2,487	636	25.6%
Gain on sale of loans	847	649	198	30.5%
Lease brokerage income	116	315	(199)	(63.2)%
Sale of customer checks	663	613	50	8.2%
(Loss) gain on sale or exchange of investment securities	(1,142)	(45)	(1,097)	(2,437.8)%
(Loss) gain on marketable equity securities	47	(149)	196	131.5%
Other income	1,519	700	819	117.0%
Total other non-interest income	6,835	6,204	631	10.2%
Total non-interest income	$33,163	$31,637	$1,526	4.8%
Non-interest income increased $1.5 million or 4.8% to $33.2 million during the six months ended June 30, 2025, compared to $31.6 million during the comparative six months ended June 30, 2024. As noted above, service charges and customer fees are elevated in the 2025 period and resulted in an increase of $0.9 million as compared to the six months ended June 30, 2025. Further, as noted previously, elevated activity within asset management and commission income contributed to overall improvement in total non interest income.

Non-interest Expense

	Three months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	Change	% Change
Base salaries, net of deferred loan origination costs	$25,757	$25,401	$356	1.4%
Incentive compensation	5,223	4,038	1,185	29.3%
Benefits and other compensation costs	7,306	7,416	(110)	(1.5)%
Total salaries and benefits expense	38,286	36,855	1,431	3.9%
Occupancy	4,200	4,077	123	3.0%
Data processing and software	4,959	5,058	(99)	(2.0)%
Equipment	1,189	1,284	(95)	(7.4)%
Intangible amortization	483	514	(31)	(6.0)%
Advertising	808	1,204	(396)	(32.9)%
ATM and POS network charges	1,843	1,851	(8)	(0.4)%
Professional fees	1,667	1,518	149	9.8%
Telecommunications	513	488	25	5.1%
Regulatory assessments and insurance	1,297	1,283	14	1.1%
Postage	385	320	65	20.3%
Operational loss	270	424	(154)	(36.3)%
Courier service	544	488	56	11.5%
(Gain) loss on sale or acquisition of foreclosed assets	—	(3)	3	(100.0)%
(Gain) loss on disposal of fixed assets	5	85	(80)	(94.1)%
Other miscellaneous expense	4,682	4,139	543	13.1%
Total other non-interest expense	22,845	22,730	115	0.5%
Total non-interest expense	$61,131	$59,585	$1,546	2.6%
Average full-time equivalent staff	1,171	1,194	(23)	(1.9)%
Total non-interest expense for the quarter ended June 30, 2025, increased $1.5 million or 2.6% to $61.1 million as compared to $59.6 million during the trailing quarter ended March 31, 2025. Total salaries and benefits expense, the largest non-interest expense component, increased by $1.4 million or 3.9%, due largely to incentive compensation associated with increased production volumes for deposits and loans as compared to the comparable quarter. Other non-interest expense line items evidenced a mix of broad based incremental changes, in addition to contract termination costs of $0.2 million which are included in other miscellaneous expense for the quarter ended June 30, 2025.

	Three months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$25,757	$23,852	$1,905	8.0%
Incentive compensation	5,223	4,711	512	10.9%
Benefits and other compensation costs	7,306	6,838	468	6.8%
Total salaries and benefits expense	38,286	35,401	2,885	8.1%
Occupancy	4,200	4,063	137	3.4%
Data processing and software	4,959	5,094	(135)	(2.7)%
Equipment	1,189	1,330	(141)	(10.6)%
Intangible amortization	483	1,030	(547)	(53.1)%
Advertising	808	819	(11)	(1.3)%
ATM and POS network charges	1,843	1,987	(144)	(7.2)%
Professional fees	1,667	1,814	(147)	(8.1)%
Telecommunications	513	558	(45)	(8.1)%
Regulatory assessments and insurance	1,297	1,144	153	13.4%
Postage	385	340	45	13.2%
Operational loss	270	244	26	10.7%
Courier service	544	559	(15)	(2.7)%
(Gain) loss on disposal of fixed assets	5	1	4	400.0%
Other miscellaneous expense	4,682	3,955	727	18.4%
Total other non-interest expense	22,845	22,938	(93)	(0.4)%
Total non-interest expense	$61,131	$58,339	$2,792	4.8%
Average full-time equivalent staff	1,171	1,160	11	0.9%

Total non-interest expense increased $2.8 million or 4.8% to $61.1 million during the three months ended June 30, 2025, as compared to $58.3 million for the quarter ended June 30, 2024. Total salaries and benefits expense increased by $2.9 million or 8.1%, reflecting the increase of $1.9 million in salaries, largely the result of routine merit increases and more recently strategic hiring focused on loan and deposit production; incentive compensation costs also increased by $0.5 million, reflecting elevated levels of production in both loans and deposits during the second quarter of 2025, as compared to 2024. Other non-interest expense line items generally evidenced broad based incremental decreases, slightly offset by elevated business travel, donations, as well as contract termination costs as noted above.

	Six months ended June 30,
(dollars in thousands)	2025	2024	Change	% Change
Base salaries, net of deferred loan origination costs	$51,158	$47,872	$3,286	6.9%
Incentive compensation	9,261	7,968	1,293	16.2%
Benefits and other compensation costs	14,722	13,865	857	6.2%
Total salaries and benefits expense	75,141	69,705	5,436	7.8%
Occupancy	8,277	8,014	263	3.3%
Data processing and software	10,017	10,201	(184)	(1.8)%
Equipment	2,473	2,686	(213)	(7.9)%
Intangible amortization	997	2,060	(1,063)	(51.6)%
Advertising	2,012	1,581	431	27.3%
ATM and POS network charges	3,694	3,648	46	1.3%
Professional fees	3,185	3,154	31	1.0%
Telecommunications	1,001	1,069	(68)	(6.4)%
Regulatory assessments and insurance	2,580	2,395	185	7.7%
Postage	705	648	57	8.8%
Operational loss	694	596	98	16.4%
Courier service	1,032	1,039	(7)	(0.7)%
(Gain) loss on sale or acquisition of foreclosed assets	(3)	(38)	35	(92.1)%
(Gain) loss on disposal of fixed assets	90	6	84	1400.0%
Other miscellaneous expense	8,821	8,079	742	9.2%
Total other non-interest expense	45,575	45,138	437	1.0%
Total non-interest expense	$120,716	$114,843	$5,873	5.1%
Average full-time equivalent staff	1,183	1,174	9	0.8%
Non-interest expense increased $5.9 million or 5.1% to $120.7 million during the six months ended June 30, 2025, as compared to $114.8 million for the six months ended June 30, 2024. The largest component was salaries and benefits expense which increased $5.4 million or 7.8% to $75.1 million, largely for the reasons mentioned above. Other non-interest expense line items evidenced broad based but incremental increases, led by elevated business travel, donations, and non-recurring contract termination costs.

Provision for Income Taxes
The Company’s effective tax rate was 27.2% for the quarter ended June 30, 2025, as compared to 25.3% for the quarter ended March 31, 2025, and 25.8% for the quarter ended June 30, 2024. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic, geopolitical, and other challenges and uncertainties, including those related to actual or potential policies and actions from the new U.S. administration, such as tariffs, and reciprocal actions by other countries or regions, significant volatility and disruptions in financial markets, a resurgence of inflation, increases in unemployment rates, increases in interest rates and slowing economic growth or recession in the U.S. and other countries or regions; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions or adverse regulatory findings affecting our ability to successfully market and price our products to consumers; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; the impacts of international hostilities, wars, terrorism or geopolitical events; risks related to the sufficiency of liquidity, including our ability to attract and maintain deposits; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events and their effects on our customers and the economic and business environments in which we operate; current and future economic and market conditions of the local economies in which we conduct operations; declines in housing and commercial real estate prices and changes in the financial performance and/or condition of our borrowers; the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the volatility of the stock market and its impact on our stock price and our ability to conduct acquisitions; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the ability to execute our business plan in new markets; our future operating or financial performance, including our outlook for future growth; changes in the level and direction of our nonperforming assets and charge-offs and the appropriateness of the allowance for credit losses; the effectiveness of us managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the impact of the 2023 cyber security ransomware incident, including the pending litigation, on our operations and reputation; the vulnerability of our operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom we contract, and our customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the emergence or continuation of widespread health emergencies or pandemics; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; and our ability to manage the risks involved in the foregoing. In addition, due to the rapidly evolving and changes in U.S. trade policies and practices, the amount and duration of any tariffs and their ultimate impact on us, our customers, financial markets, and the overall U.S. and global economies is currently uncertain. Nonetheless, prolonged uncertainty, elevated tariff levels or their wide-spread use in U.S. trade policy could weaken economic conditions and adversely impact the ability of borrowers to repay outstanding loans or the value of collateral securing these loans or adversely affect financial markets. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” Section of TriCo’s Annual Report on Form 10-K for the year ended December 31, 2024, Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Revenue and Expense Data
Interest income	$116,361	$114,077	$116,842	$117,347	$117,032
Interest expense	29,842	31,535	32,752	34,736	35,035
Net interest income	86,519	82,542	84,090	82,611	81,997
Provision for credit losses	4,665	3,728	1,702	220	405
Noninterest income:
Service charges and fees	13,650	12,678	13,115	12,782	12,796
(Loss) gain on sale or exchange of investment securities	4	(1,146)	—	2	(45)
Other income	3,436	4,541	3,160	3,711	3,115
Total noninterest income	17,090	16,073	16,275	16,495	15,866
Noninterest expense:
Salaries and benefits	38,286	36,855	35,326	35,550	35,401
Occupancy and equipment	5,389	5,361	5,570	5,565	5,393
Data processing and network	6,802	6,909	7,284	6,970	7,081
Other noninterest expense	10,654	10,460	11,595	11,402	10,464
Total noninterest expense	61,131	59,585	59,775	59,487	58,339
Total income before taxes	37,813	35,302	38,888	39,399	39,119
Provision for income taxes	10,271	8,939	9,854	10,348	10,085
Net income	$27,542	$26,363	$29,034	$29,051	$29,034
Share Data
Basic earnings per share	$0.84	$0.80	$0.88	$0.88	$0.88
Diluted earnings per share	$0.84	$0.80	$0.88	$0.88	$0.87
Dividends per share	$0.33	$0.33	$0.33	$0.33	$0.33
Book value per common share	$38.92	$38.17	$37.03	$37.55	$35.62
Tangible book value per common share (1)	$29.40	$28.73	$27.60	$28.09	$26.13
Shares outstanding	32,550,264	32,892,488	32,970,425	33,000,508	32,989,327
Weighted average shares	32,757,378	32,952,541	32,993,975	32,992,855	33,121,271
Weighted average diluted shares	32,935,750	33,129,161	33,161,715	33,136,858	33,243,955
Credit Quality
Allowance for credit losses to gross loans	1.79%	1.88%	1.85%	1.85%	1.83%
Loans past due 30 days or more	$42,965	$44,753	$32,711	$37,888	$30,372
Total nonperforming loans	$64,783	$54,854	$44,096	$41,636	$32,774
Total nonperforming assets	$67,466	$57,539	$46,882	$44,400	$35,267
Loans charged-off	$8,595	$374	$722	$444	$1,610
Loans recovered	$102	$768	$516	$367	$398
Selected Financial Ratios
Return on average total assets	1.13%	1.09%	1.19%	1.20%	1.19%
Return on average equity	8.68%	8.54%	9.30%	9.52%	9.99%
Average yield on loans	5.76%	5.71%	5.78%	5.83%	5.82%
Average yield on interest-earning assets	5.21%	5.15%	5.22%	5.26%	5.24%
Average rate on interest-bearing deposits	1.97%	2.06%	2.15%	2.23%	2.14%
Average cost of total deposits	1.37%	1.43%	1.46%	1.52%	1.45%
Average cost of total deposits and other borrowings	1.37%	1.46%	1.50%	1.59%	1.59%
Average rate on borrowings & subordinated debt	5.84%	5.68%	5.80%	5.83%	5.65%
Average rate on interest-bearing liabilities	2.05%	2.18%	2.27%	2.40%	2.39%
Net interest margin (fully tax-equivalent) (1)	3.88%	3.73%	3.76%	3.71%	3.68%
Loans to deposits	83.08%	83.13%	83.69%	83.16%	83.76%
Efficiency ratio	59.00%	60.42%	59.56%	60.02%	59.61%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,247	$1,995	$1,129	$1,018	$850
All other loan interest income (1)	$97,448	$93,383	$96,563	$97,067	$97,379
Total loan interest income (1)	$98,695	$95,378	$97,692	$98,085	$98,229

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Cash and due from banks	$314,268	$308,250	$144,956	$320,114	$206,558
Securities, available for sale, net	1,818,032	1,854,998	1,907,494	1,981,960	1,946,167
Securities, held to maturity, net	101,672	106,868	111,866	117,259	122,673
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,577	2,028	709	1,995	474
Loans:
Commercial real estate	4,730,732	4,634,446	4,577,632	4,487,524	4,461,111
Consumer	1,288,691	1,279,878	1,281,059	1,283,963	1,300,727
Commercial and industrial	467,564	457,189	471,271	484,763	548,625
Construction	304,920	298,319	279,933	276,095	283,374
Agriculture production	161,457	144,588	151,822	144,123	140,239
Leases	5,629	6,354	6,806	7,423	8,450
Total loans, gross	6,958,993	6,820,774	6,768,523	6,683,891	6,742,526
Allowance for credit losses	(124,455)	(128,423)	(125,366)	(123,760)	(123,517)
Total loans, net	6,834,538	6,692,351	6,643,157	6,560,131	6,619,009
Premises and equipment	70,092	70,475	70,287	70,423	70,621
Cash value of life insurance	135,520	134,678	140,149	139,312	138,525
Accrued interest receivable	32,534	32,536	34,810	33,061	35,527
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	5,435	5,918	6,432	7,462	8,492
Operating leases, right-of-use	22,158	22,806	23,529	24,716	25,113
Other assets	266,465	266,999	268,647	245,765	246,548
Total assets	$9,923,983	$9,819,599	$9,673,728	$9,823,890	$9,741,399
Deposits:
Noninterest-bearing demand deposits	$2,559,788	$2,539,109	$2,548,613	$2,547,736	$2,557,063
Interest-bearing demand deposits	1,826,041	1,778,615	1,758,629	1,708,726	1,791,466
Savings deposits	2,879,212	2,777,840	2,657,849	2,690,045	2,667,006
Time certificates	1,110,768	1,109,768	1,122,485	1,090,584	1,034,695
Total deposits	8,375,809	8,205,332	8,087,576	8,037,091	8,050,230
Accrued interest payable	10,172	9,685	11,501	11,664	12,018
Operating lease liability	23,965	24,657	25,437	26,668	27,122
Other liabilities	128,162	131,478	137,506	141,521	128,063
Other borrowings	17,788	91,706	89,610	266,767	247,773
Junior subordinated debt	101,264	101,222	101,191	101,164	101,143
Total liabilities	8,657,160	8,564,080	8,452,821	8,584,875	8,566,349
Common stock	685,489	692,500	693,462	693,176	691,878
Retained earnings	702,690	693,383	679,907	662,816	644,687
Accumulated other comprehensive loss, net of tax	(121,356)	(130,364)	(152,462)	(116,977)	(161,515)
Total shareholders’ equity	$1,266,823	$1,255,519	$1,220,907	$1,239,015	$1,175,050
Quarterly Average Balance Data
Average loans	$6,878,186	$6,776,188	$6,720,732	$6,690,326	$6,792,303
Average interest-earning assets	$8,973,959	$9,007,447	$8,932,077	$8,892,223	$9,001,674
Average total assets	$9,778,834	$9,808,216	$9,725,643	$9,666,979	$9,782,228
Average deposits	$8,222,982	$8,195,793	$8,118,663	$8,020,936	$8,024,441
Average borrowings and subordinated debt	$123,943	$190,666	$196,375	$276,418	$426,732
Average total equity	$1,273,092	$1,251,994	$1,241,522	$1,214,510	$1,169,324
Capital Ratio Data
Total risk-based capital ratio	15.6%	15.8%	15.7%	15.6%	15.2%
Tier 1 capital ratio	13.9%	14.1%	14.0%	13.8%	13.4%
Tier 1 common equity ratio	13.1%	13.3%	13.2%	13.1%	12.7%
Tier 1 leverage ratio	11.8%	11.7%	11.7%	11.6%	11.2%
Tangible capital ratio (1)	10.0%	9.9%	9.7%	9.7%	9.1%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,247	$1,995	$850	$3,242	$2,182
Effect on average loan yield	0.08%	0.12%	0.05%	0.09%	0.06%
Effect on net interest margin (FTE)	0.06%	0.09%	0.04%	0.07%	0.05%
Net interest margin (FTE)	3.88%	3.73%	3.68%	3.81%	3.68%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.82%	3.64%	3.64%	3.73%	3.63%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$27,542	$26,363	$29,034	$53,905	$56,783
Exclude provision for income taxes	10,271	8,939	10,085	19,210	20,034
Exclude provision for credit losses	4,665	3,728	405	8,393	4,710
Net income before provisions for income taxes and credit losses (Non-GAAP)	$42,478	$39,030	$39,524	$81,508	$81,527

Average assets (GAAP)	$9,778,834	$9,808,216	$9,782,228	$9,793,444	$9,819,012
Average equity (GAAP)	$1,273,092	$1,251,994	$1,169,324	$1,262,602	$1,171,958

Return on average assets (GAAP) (annualized)	1.13%	1.09%	1.19%	1.11%	1.16%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.74%	1.61%	1.63%	1.68%	1.67%
Return on average equity (GAAP) (annualized)	8.68%	8.54%	9.99%	8.61%	9.74%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	13.38%	12.64%	13.59%	13.02%	13.95%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Return on tangible common equity
Average total shareholders' equity	$1,273,092	$1,251,994	$1,169,324	$1,262,602	$1,171,958
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	5,743	6,234	9,007	5,987	9,522
Average tangible common equity (Non-GAAP)	$962,907	$941,318	$855,875	$952,173	$857,994

Net income (GAAP)	$27,542	$26,363	$29,034	$53,905	$56,783
Exclude amortization of intangible assets, net of tax effect	340	362	725	702	1,451
Tangible net income available to common shareholders (Non-GAAP)	$27,882	$26,725	$29,759	$54,607	$58,234

Return on average equity (GAAP) (annualized)	8.68%	8.54%	9.99%	8.61%	9.74%
Return on average tangible common equity (Non-GAAP)	11.61%	11.51%	13.98%	11.57%	13.65%

	Three months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,266,823	$1,255,519	$1,220,907	$1,239,015	$1,175,050
Exclude goodwill and other intangible assets, net	309,877	310,360	310,874	311,904	312,934
Tangible shareholders' equity (Non-GAAP)	$956,946	$945,159	$910,033	$927,111	$862,116

Total assets (GAAP)	$9,923,983	$9,819,599	$9,673,728	$9,823,890	$9,741,399
Exclude goodwill and other intangible assets, net	309,877	310,360	310,874	311,904	312,934
Total tangible assets (Non-GAAP)	$9,614,106	$9,509,239	$9,362,854	$9,511,986	$9,428,465

Shareholders' equity to total assets (GAAP)	12.77%	12.79%	12.62%	12.61%	12.06%
Tangible shareholders' equity to tangible assets (Non-GAAP)	9.95%	9.94%	9.72%	9.75%	9.14%

	Three months ended
(dollars in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$956,946	$945,159	$910,033	$927,111	$862,116

Common shares outstanding at end of period	32,550,264	32,892,488	32,970,425	33,000,508	32,989,327

Common shareholders' equity (book value) per share (GAAP)	$38.92	$38.17	$37.03	$37.55	$35.62
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$29.40	$28.73	$27.60	$28.09	$26.13